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[ASTORIA FINANCIAL LETTERHEAD]

                               CONTACT: PETER J. CUNNINGHAM
                                        FIRST VICE PRESIDENT, INVESTOR RELATIONS
                                        516-327-7877
                                        IR@ASTORIAFEDERAL.COM
FOR IMMEDIATE RELEASE

                    ASTORIA FINANCIAL CORPORATION ANNOUNCES
                       5 MILLION SHARE REPURCHASE PROGRAM

LAKE SUCCESS, NEW YORK- SEPTEMBER 17, 2001--Astoria Financial Corporation (Nasdaq: ASFC), today announced that its Board of Directors approved the Company's eighth stock repurchase program which authorizes the purchase, at the discretion of management, of 5 million shares, or approximately 11% of its outstanding common stock in open-market or privately negotiated transactions. The newly approved repurchase plan will commence immediately upon completion of the current stock repurchase program of which approximately 500,000 shares of the 5 million shares originally authorized remain. Combined, the stock repurchase programs provide authorization for the repurchase of up to 5.5 million shares, or 12% of outstanding common stock.

         George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria Financial commented, "In approving the new stock repurchase authorization, The Board of Directors is demonstrating its commitment to enhancing shareholder value and providing the Company with continued flexibility in capital management, especially in light of current market uncertainties. Our Board continues to view the Company's common stock as a favorable long-term investment."

         Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.5 billion, is the second largest thrift institution in New York and sixth largest in the United States. Through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com, Astoria Federal provides retail banking, mortgage, consumer and small business loan services to 700,000 customers. Astoria commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through an extensive broker network and/or loan production offices in fourteen states: New York, New Jersey, Connecticut, Pennsylvania, Ohio, Illinois, Massachusetts, Delaware, Maryland, Virginia, North Carolina, South Carolina, Georgia and Florida.

Note: Astoria Financial Corporation's news releases are available on its investor relations website at http://ir.astoriafederal.com
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This release may contain certain forward-looking statements and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services.

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